CANCER GENETICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into as of August 14, 2017 ("Effective Date"), by and between **Cancer Genetics, Inc.**, a Delaware corporation with its corporate headquarters at 201 Route 17 North, 2nd Floor, Rutherford, NJ 07070 (the "Company"), and **Dr. Ralf Brandt**, with an address at 148 Savannah Drive, Hummesltown PA 17036 ("Employee").

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. **Employment.** The Company hereby employs Employee in the capacity of the President of Discovery Services, and will serve on the Company's Clinical and Scientific Advisory Board, reporting directly to the President and Chief Executive Officer of the Company (the "CEO"). Employee accepts such employment and agrees to perform such roles and provide such management and other services for the Company as are customary to such office and such additional responsibilities, consistent with the position of President of Discovery Services, as may be assigned from time to time by the CEO. Employee will manage the activity, workflow and quality of the Company's discovery services business segment.

2. **Term.** The employment hereunder shall be for a period commencing on the close of the acquisition of *vivo*Pharm Pty Ltd by Cancer Genetics, Inc. (the "Commencement Date") and ending on the two (2)-year anniversary of the Commencement Date (the "Initial Term"), unless earlier terminated as provided in Section 4 or 5. This Agreement shall be automatically renewed for successive one (1)-year periods thereafter, commencing upon the expiration of the Initial Term, unless earlier terminated as provided in Section 4 or 5. Employee's employment following the Commencement Date will be on a full-time business basis requiring the devotion of substantially all of Employee's productive business time for the efficient and successful operation of the business of the Company.

3. **Compensation and Benefits.**

3.1 **Cash Compensation.** For the performance of Employee's duties hereunder following the Commencement Date, the Company shall pay Employee an annual salary in the amount of three hundred and thirty thousand dollars ($330,000 USD) ("Base Compensation"). The Base Compensation shall be paid in installments every two weeks over twenty-six (26) pay periods per year, based on and in accordance with Company's regular payroll procedures.

3.2 **Bonus Plan.**

(a) Employee shall be entitled to participation in the performance bonus compensation plan further defined in Section 3.2(b). Additional detail of the performance bonus compensation plan, including performance goals, targets and milestones, will be developed by the Employee, the CEO and the Company Board of Directors. Such additional detail will be finalized and provided in writing to Employee once the performance bonus

compensation plan is adopted by the Board, which will occur within thirty (30) days after the Commencement Date. Any bonus compensation paid to Employee shall be in addition to Base Compensation.

(b) Employee shall be eligible annually for a performance-based bonus of up to thirty percent (30%) of Base Compensation per bonus period. The amount of the bonus shall be determined by the Board and the Company CEO, based on their reasonable assessments of Employee's performance and the Company's performance against appropriate goals, including growth targets based on revenue and new accounts, margin targets, customer satisfaction targets and key milestones established that ensure successful integration of *vivo*Pharm with the Company, which goals will be established within thirty (30) days following the Commencement Date by the CEO and the Board, or the Compensation Committee of the Board, after consultation with the Employee. Key milestones that ensure successful integration of the *vivo*Pharm business with the Company will count towards at least one third (1/3) of the overall bonus target. If all such goals are achieved for a given period, the amount of the bonus will be up to thirty (30%) of Base Compensation for that period. Employee and the CEO will meet for an interim assessment of the Employee's performance approximately six (6) months following the Commencement Date. The bonus amount for the first bonus period will be determined following the one (1)-year anniversary of the Commencement Date. Thereafter, each subsequent bonus period shall be measured in twelve-month periods marked by each subsequent anniversary of the Commencement Date. Employee's bonus, as earned, shall be payable in accordance with the Company's payment schedules then in effect, or (ii) upon the issuance of the independent auditors' report for the period ending when the bonus was earned.

3.3 **Stock Options and Restricted Stock Grant.**

(a) From time to time the Company may grant to employee under the Company's Stock Option Plan (or its successor stock plan) to purchase shares of the Company's common stock at a stated exercise price per share.

(b) Effective on the Commencement Date, the Company shall grant to Employee a stock option under the 2011 Stock Option Plan (the "Plan") to purchase one hundred thousand (100,000) shares of Common Stock, with the exercise price of the stock options fixed under the Plan as of the Commencement Date, with the option to be treated as an incentive stock option to the greatest extent permitted by law and a non-qualified stock option as to the balance, vesting in equal quarterly increments over a two (2)-year period beginning on October 1, 2017 as outlined in Exhibit A (the "Stock Options").

(c) Effective on the Date of Approval by the Compensation Committee the Company shall grant to Employee thirty thousand (30,000) shares of restricted stock under the 2011 Stock Option Plan (the "Plan"). The restricted stock will vest over a period of three (3) years beginning on October 1, 2017, in equal annual increments as outlined in Exhibit A (the "Restricted Stock").

3.4 **Benefits.** Employee and Employee's dependents shall continue to receive the medical/dental, disability and life insurance coverage that are currently made available to Employee through the vivoPharm, LLC Welfare Benefit Plan ("vP Plan"), through the vP Plan's expiration on August 31, 2018. Commencing September 1, 2018, Employee and Employee's dependents shall be entitled to such medical/dental/vision, disability and life insurance coverage as are made available either to Company's other senior executives or to the Company's personnel generally, whichever is greater, all in accordance with the Company's benefits program in effect from time to time. Effective as of the

Commencement Date, Employee and Employee's dependents shall be entitled to such 401(k) plan and other retirement plan participation, vacation, sick leave and holiday benefits, if any, and any other benefits as are made available either to Company's other senior executives or to the Company's personnel generally, whichever is greater, all in accordance with the Company's benefits program in effect from time to time. The Employee is responsible for paying the employee's portion of the benefit costs consistent with other similarly situated employees of the Company, with the sole exception of Employee's coverage under the vP Plan. The medical/dental/vision, disability and life benefits provided to Employee under this Section 3.4 shall continue until, and shall terminate, three (3) months after a Termination Event pursuant to Section 4 or Section 5 hereof, except to the extent that Employee receives comparable benefits at a future employer during the three (3) months after the Termination Event, in which case the pertinent benefits from the Company shall end upon Employee's enrollment in such future employer's benefit plan.

3.5 **Reimbursement of Expenses.** Employee shall be entitled to be reimbursed for all reasonable expenses including the cost of travel for business; home office operation; business meals and entertainment, incurred by Employee in performing the tasks, duties and responsibilities of the position under Section 2 or otherwise in connection with and reasonably related to the furtherance of the Company's business. Employee shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy, and will comply with using the Company's electronic travel and expense software and travel planning systems.

3.6 **Mobile Device & Phones.** The Company shall provide a mobile phone that is compliant with the company policy and is HIPAA compliant. The Employee is welcome to use Employee's own device or phone, but it must be registered with the Information Technology department and must follow the Company's "BYOD" (Bring Your Own Device) policies in place from time to time, including but not limited to setting up of passwords, backups of information and compliance with email and communication policies.

4. Change of Control.

4.1 In the event of a termination of Employee's employment hereunder by the Company without Cause or by Employee with Good Reason (as defined below), within twelve (12) months following a Change of Control, the Company will promptly pay Employee, in lieu of the amounts required under Section 5.2(b) and in addition to the amounts required under Sections 3.5 and 5.2(a), a severance amount, payable in a lump sum immediately upon the later of such termination of employment or Employee's execution of a Release in the form attached as Exhibit B (which the Company shall execute contemporaneously), equal to the remainder of the contract term for the initial two years, or six (6) months of the Base Compensation, whichever is greater.

4.2 As used herein, a "Change of Control" of the Company shall mean any of the following:

(i) the acquisition by any person(s) (individual, entity or affiliated or unaffiliated group) in one or a series of transactions (including, without limitation, issuance of shares by the Company or through merger of the Company with another entity) of direct or indirect record or beneficial ownership of 50% or more of the voting power with respect to matters put to the vote of the shareholders of the Company and, for

this purpose, the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission;

(ii) the commencement of or public announcement of an intention to make a tender or exchange offer for more than 50% of the then outstanding Shares of the common stock of the Company;

(iii) a sale of all or substantially all of the assets of the Company; or

(iv) the Board, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company. Notwithstanding the foregoing, the following acquisitions shall not constitute a "Change of Control": (1) any capital raised by the Company (not used for a redemption of outstanding shares); (2) the closing of any transaction that in good faith may be reasonably characterized as an acquisition of another entity by the Company rather than the other way around; or (3) any acquisition of the Company or its shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

5. **Termination**

5.1 **Termination Events.** The employment hereunder will terminate upon the occurrence of any of the following events ("the Termination Event"):

(a) Employee dies; or

(b) The Company, by written notice to Employee or his personal representative, discharges Employee due to the inability to continue to perform the duties previously assigned to Employee hereunder prior to such injury, illness or disability for a continuous period exceeding 90 consecutive days or 180 out of 360 days by reason of injury, physical or mental illness or other disability, which condition has been certified by a physician reasonably acceptable to the Company; provided, however, that prior to discharging Employee due to such disability, the Company shall give a written statement of findings to Employee or his personal representative setting forth specifically the nature of the disability and the resulting performance failures, and Employee shall have a period of thirty (30) days thereafter to respond in writing to the Company's findings, whereupon the Company shall conduct a reasonable and fair hearing with the Employee and any supporting witnesses and evidence for the Employee to reach a final determination; or

(c) Employee is discharged by the Company for "Cause". As used in this Agreement, the term "Cause" shall mean:

(i) Employee's final and unappealed conviction of (or pleading guilty or "nolo contendere" to) any felony or a major misdemeanor involving dishonesty or moral turpitude; provided, however, that prior to discharging Employee for Cause, the Company shall give a written statement of findings to Employee setting forth specifically the grounds on which Cause is based, and

Employee shall have a period of (10) days thereafter to respond in writing to the Company's findings; or

(ii) The Employee's (1) unreasonable failure to perform his duties, as determined by the Board of Directors, (2) substantial and material breach of, or default under, this Agreement or the Proprietary Information and Invention Assignment Agreement (as defined herein), or (3) The unreasonable failure of the Company, as determined by the Board of Directors, to meet reasonable benchmarks that are in control of the Employee, as may be agreed to from time to time by the Employee and the Board of Directors. In the case of any of the conditions set forth in this Section 5.1(c)(ii), the Employee shall be given written notice of the intent of the Board of Directors to terminate the Employee's employment under this paragraph, and shall be permitted thirty (30) days from receipt of such written notice to promptly cure any such breach or default to the reasonable satisfaction of the Board.

(d) Employee is discharged by Company other than in accordance with Section 5.l(a)(c) (a termination "without Cause"), which the Company may do at any time, with at least thirty (30) days advance written notice, subject to the full performance of the obligations of the Company to the Employee pursuant to Section 4 or Section 5.2, as the case may be; or

(e) Employee voluntarily terminates his employment due to "Good Reason", which shall mean (i) a material default by the Company in the performance of any of its obligations hereunder, which default remains uncured by the Company for a period of thirty (30) days following receipt of written notice thereof to the Company from Employee; or

(f) Employee voluntarily terminates his employment without Good Reason, which Employee may do at any time with at least thirty (30) days advance notice.

5.2 **Effects of Termination.**

(a) Upon termination of Employee's employment hereunder for any reason, the Company will promptly pay Employee all Base Compensation owed to Employee and all bonuses earned, as previously defined in writing by the Company, and unpaid through the date of termination, which shall be the last day that Employee performs his duties for the Company (including, without limitation, salary and employee expenses reimbursements). Employee shall be paid for any performance bonus plan then in effect on a pro rata basis for that period of time during the fiscal year in which termination occurs, but such amount, if any shall only be paid at a commensurate time as other employees are paid their bonus amounts.

(b) Unless Section 4 applies (in which case Section 4, and not this Section 5.2(b), will be followed), and in addition to the amounts required under Sections 3.5 and 5.2(a):

(i) Upon termination of Employee's employment under Sections 5.l(a),

Company shall continue to pay the Base Compensation to the estate of the Employee for a period of three (3) months after such death.

(ii) Upon termination of Employee's employment under Section 5.l(b), the Company shall pay Employee, commencing immediately upon such termination of employment, monthly (or biweekly at the Company's discretion) amounts equal to the then applicable Base Compensation, excluding bonus, for a period of four (4) months after termination.

(c) Upon termination of Employee's employment under Section 5.l(d) or 5.1(e), the Company shall pay Employee, commencing immediately upon the later of such termination of employment or Employee's execution of a Release (which the Company shall execute contemporaneously) in the form attached as Exhibit B, monthly (or biweekly at the Company's discretion) amounts equal to the then applicable Base Compensation, excluding bonus: (i) if such termination occurs during the initial two (2)-year term of this Agreement, for a period equal to the remainder of the contract term for such initial two (2) years measured from the Commencement Date, or for a period of 6 months of Base Compensation, whichever is greater; or (ii) if such termination occurs following the initial two (2)-year term of this Agreement, for a period of six (6) months of Base Compensation.

(d) Upon termination of Employee's employment hereunder pursuant to Section 5.1(f), the Company shall pay Employee, commencing immediately upon the later of such termination of employment or Employee's execution of a Release (which the Company shall execute contemporaneously) in the form attached as Exhibit B, monthly (or biweekly at the Company's discretion) amounts equal to the then applicable Base Compensation, excluding bonus, for a period of three (3) months of Base Compensation, which amount shall be inclusive of any required notice period for such termination pursuant to Section 5.1(f).

(e) Upon termination of Employee's employment hereunder pursuant to Sections 5.l(b), 5.l(c), 5.l(d) or 5.1(f), Employee agrees as follows:

(i) Any amounts paid according to above Section 4 or Section 5, following a termination event as described therein, are paid to Employee only for so long as Employee does not provide services to any commercial firm, corporation or other business enterprise which is involved in the business of discovery, development, marketing or providing a diagnostic service offering proprietary nucleic acid and biomarker-based probe or microarray or next generation sequencing to cancer researchers or physician practitioners or biotech and pharma companies that serve the cancer markets and categories in direct competition with the Company ("Competitive Engagements"). Employee agrees not to engage in Competitive Engagements for: (i) a period equal to the remainder of the contract term, if such termination occurs during the initial two (2)-year term of this Agreement, from the Commencement Date, or (ii) for a period of six (6) months, after the date of termination, whichever is greater. Nothing in this Section 5.2(d) shall prevent Employee from accepting employment engagements, after the date of termination of his employment with the Company, with non-commercial entities including but not limited to

research and academic institutions.

(ii) The terms of the Cancer Genetics, Inc. Confidentiality, Proprietary Information and Inventions Agreement shall remain in effect for the time periods specified in this Agreement.

(iii) Employee will not knowingly, directly and actively solicit any individual to leave the Company's then full-time employ, for any reason, to join or be employed by any employer that then employs Employee as an employee, director, consultant or advisor.

(iv) Employee will not knowingly, directly and actively induce any provider, agent, customer, supplier, distributor, or licensee of the Company to cease doing business with the Company or to breach its agreement with the Company.

(f) Employee acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss, which may be incurred by reason of breach of the restrictive covenants set forth in Section 5.2(d). Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to seek equitable relief in the form of an injunction, precluding Employee from continuing to engage in such breach.

(g) If any restriction set forth in Section 5.2(d) is held to be unreasonable, then Employee and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

(h) Except as required by law, Employee agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages the Company or which reflects negatively upon the Company, including but not limited to statements regarding the Company's financial condition, its officers, directors, shareholders, employees and affiliates. The Company agrees not to make to any person, including but not limited to customers of the Company, any statement that disparages Employee or which reflects negatively upon Employee, including but not limited to statements regarding his financial condition, qualifications and professional competence.

6. Conflicts of Interest

6.1 **Duty to Disclose.** Employee will provide the CEO and Board with a report on the existence of any actual conflicts of interest. In connection with any actual conflicts of interests, Employee will confidentially disclose the existence of any conflicts of interests, including his financial interest and the minimum about of facts necessary to assess the conflict of interest, to the CEO and Board or to any special committees with Board delegated powers considering the proposed transaction or arrangement. If the Board or committee has reasonable cause to believe that Employee has failed to disclose any actual conflict of interest, it shall inform Employee of the basis for such belief and afford Employee an opportunity to explain the alleged failure to disclose.

6.2 **Determining Whether a Conflict of Interest Exists.** After disclosure of the financial interest and the minimum about of facts necessary to assess the conflict of Interest, and after any discussion with the Employee, Employee shall excuse him/herself from the Board or committee meeting while the determination of whether a conflict of interest exists is discussed and voted upon. The remaining Board or committee members shall determine whether a conflict of interest exists. Notwithstanding the foregoing, however, prior approval of the Board of Directors shall not be required if the transaction falls below a *de minimis* threshold established by the Board.

6.3 **Addressing Conflict.** If the Board determines that Employee has an actual conflict of interest, the Company and Employee shall employ good faith actions to resolve the conflict of interest.

7. General Provisions.

7.1 **Assignment.** Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party.

7.2 **Entire Agreement.** This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written and verbal agreements between the parties. This Agreement supersedes, replaces and terminates as of the Commencement Date, the prior agreement for employment between the Employee and vivoPharm Pty Ltd without further obligation of the Company or the Employee thereto.

7.3 **Modifications.** This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

7.4 **Successors and Assigns.** The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

7.5 **Governing Law.** This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New Jersey, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in New Jersey for all purposes.

7.6 **Severability.** If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

7.7 **Further Assurances.** The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

7.8 **Notices.** Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to the address set

forth above, attention CEO, and in the case of Employee, to the address shown for Employee on the signature page hereof, or to such other address as either party may later specify by at least ten (10) days advance written notice delivered to the other party in accordance herewith.

7.9 **No Waiver.** The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

7.10 **Legal Fees and Expenses.** In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise provided by applicable law or a court of competent jurisdiction.

7.11 **Counterparts.** This Agreement may be executed by exchange of facsimile signature pages and/or in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.12 **Insurance on Employee.** The Company shall be entitled to obtain and maintain, at the Company's sole option and at the Company's expense, key person life insurance on the life of the Employee, naming the Company as the beneficiary of such policy. Employee agrees to cooperate with the Company and take all reasonable actions necessary to obtain such insurance, such as taking usual and customary physical examinations and providing true and accurate personal, health related information for any application at no cost to Employee.

7.13 **Confidentiality, Proprietary Information and Invention Assignment Agreement.** The terms of the confidentiality, proprietary information and invention assignment agreement attached hereto as Exhibit C (the "Confidentiality, Proprietary Information and Invention Assignment Agreement") are incorporated herein by reference. If there is any conflict between the terms of the Confidentiality, Proprietary Information and Invention Assignment Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

[*Signatures on Next Page*]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the day and year first above written.

CANCER GENETICS, INC.

By: ______________________________
Name: Panna Sharma
Title: CEO & President

EMPLOYEE

DocuSigned by:
Ralf Brandt
____
Dr. Ralf Brandt

Address:

148 Savannah Drive

Hummesltown PA 17036

EXHIBIT A

NOTICE OF GRANT OF 100,000 OPTIONS TO PURCHASE SHARES & NOTICE OF GRANT OF 30,000 SHARES OF RESTRICTED STOCK

STOCK OPTION VESETING SCHEDULE

Date	Amount Vested
October 1, 2017	12,500 options
January 1, 2018	12,500 options
April 1, 2018	12,500 options
July 1, 2018	12,500 options
October 1, 2018	12,500 options
January 1, 2019	12,500 options
April 1, 2019	12,500 options
July 1, 2019	12,500 options

RESTRICTED STOCK VESTING SCHEDULE

Date	Amount Vested
October 1, 2017	10,000 shares
October 1, 2018	10,000 shares
October 1, 2019	10,000 shares

EXHIBIT B

RELEASE

The undersigned individual ("Releasor"), on his own behalf and on behalf of his heirs, beneficiaries and assigns, hereby releases and forever discharges Cancer Genetics, Inc. and its subsidiaries and all of their respective officers and directors, successors and assigns (collectively, "Released"), both individually and in their official capacities, from any and all liability, claims, demands, actions and causes of action of any type (collectively, "Claims") which Releasor has had in the past, now has, or might now have, through the date of your execution of this Release, in any way resulting from, arising out of or connected with your employment by Cancer Genetics, Inc. and its subsidiaries (collectively, "Company") or its termination or pursuant to any federal, state or local employment law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended ("ADEA"); the Americans with Disabilities Act, as amended).

The Company, on its own behalf and on behalf of the Released, hereby releases and forever discharges the Releasor and his heirs, beneficiaries and representatives and assigns, both individually and in their official capacities, from any and all Claims which it has had in the past, now has, or might now have, through the date of your execution of this Release, in any way resulting from, arising out of or connected with your employment by the Company or its termination. By acceptance of or reliance on this release of Claims by Releasor, the Company promises that neither it nor any of the other Released affiliated with the Company will take any action that is designed, specifically as to you or with respect to a class of similarly situated former employees, to reduce or abrogate, or may reasonably be expected to result in an abridgement or elimination of, any rights of indemnification or contribution available to Releasor, as described above, or under any such policy or policies of directors and officers liability insurance, unless any such abridgement- or elimination of rights also is generally applicable to all then- current officers and employees of the Company.

Excluded from the scope of this Release is (i) any claim by Releasor for payment of wages (including salary, bonus, severance, and unused PTO) or reimbursement of expenses or under the terms of any of the Company's employee qualified and non-qualified benefit plans (including without limitation the Company's employee pension plan, profit sharing plan, stock option plan or stock ownership plan); (ii) any claim or right of Releasor under any policy or policies of directors and officers liability insurance maintained by the Company as in effect from time to time; and (iii) any right of or for indemnification or contribution pursuant to contract and/or the Articles of Incorporation or By-Laws (or other charter documents) of the Company that Releasor has or hereafter may acquire if any claim is asserted or proceedings are brought against Releasor including, without limitation, if by any governmental or regulatory agency, or by any customer, creditor, employee or shareholder of the Company, or by any self-regulatory organization, stock exchange or the like, arising out of or related or allegedly related to the undersigned individual being or having been an officer or employee of the Company or to any of his actions, inactions or activities as an officer or employee of the Company. Also excluded from this release are any Claims which cannot be waived by law. By signing this Release you are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. Releasor acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended.

The undersigned individual further acknowledges that he/she has been advised by this

writing that: (a) his/her waiver and release in this Release does not apply to any rights or claims that may arise after the execution date of this Release; (b) that he/she has the right to consult with an attorney prior to executing this Release; (c) he/she has up to the entirety of until twenty-one (21) days after the date he/she received this Release executed by the Company in which to consider this Release (although if the undersigned individual does execute this Release before the end of such twenty-one (21) days, he will also sign the Consideration Period waiver below); (d) /heshe has seven (7) days following his execution of this Release to revoke this Agreement by so notifying the Company; and (e) this Release shall not be effective until the date upon which the this seven (7) day revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Release is executed by the undersigned individual. Upon the lapse of said seven (7) day period without revocation, this Release will have effect retroactively to the date it was signed by the Company.

This Release does not constitute an admission by the Company or by the undersigned individual of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights. This Release is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both the undersigned individual and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both the undersigned individual and the Company, and inure to the benefit of both the undersigned individual and the Company and their respective heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of New Jersey as applied to contracts made and to be performed entirely within New Jersey.

Cancer Genetics, Inc. **Dr. Ralf Brandt**

By: ______________________________ ______________________________

CONSIDERATION PERIOD WAIVER

I, Dr. Ralf Brandt understand that I have the right to take at least 21 days to consider whether to sign this Release, which I received on __________ __, ____. If I elect to sign this Release before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Dr. Ralf Brandt

____

EXHIBIT C

CANCER GENETICS, INC.
<u>Confidentiality, Proprietary Information and Inventions Agreement</u>

I (the "Employee") recognize that Cancer Genetics, Inc., a Delaware corporation (the "Company"), is engaged in the business of designing, developing, manufacturing and marketing genetic tests for global cancer diagnosis, prognosis and prediction; developing and marketing proprietary nucleic acid and molecular-based diagnostic kits, including next generation sequencing panels, probes, liquid biopsies and microarrays; and operating a diagnostic laboratory that is used to process proprietary lab tests developed by the Company and conventional cancer testing services (the "Business"). Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business is referred to as a "Business Partner."

I understand that as part of my performance of duties as an employee of the Company (the "Employment"), I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company. I further understand that my Employment creates in me a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company's anticipated research and development or such activities of its Business Partners; (2) resulting from tasks performed by me for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my Employment.

For purposes of this Agreement, the following definitions apply: "Proprietary Information" shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged. Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above. Proprietary Information does not include, and the restrictions upon use and disclosure of Proprietary Information shall not apply to, information that: (1) is now in the public domain or subsequently enters the public domain through no breach of this Agreement, or (2) I lawfully receive from any third party without restriction as to use or confidentiality as shown by written or other tangible evidence, or (3) is independently developed by me, or for me by others.

"Inventions" shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, writings, graphics and other data, whether or not patentable or

registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or its Business Partners or result from use of premises or other property owned, leased or contracted for by the Company. Without limiting the generality of the foregoing, Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

As part of the consideration for my Engagement or continued Engagement, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

1. Proprietary Information and Inventions. All Proprietary Information and Inventions related to the Business shall be the sole property of the Company and its assigns, and the Company or its Business Partners, as the case may be, and their assigns shall be the sole owner of all patents, trademarks, service marks, copyrights and other rights (collectively referred to herein as "Rights") pertaining to Proprietary Information and Inventions. I hereby assign to the Company, any rights I may have or acquire in Proprietary Information or Inventions or Rights pertaining to the Proprietary Information or Inventions which Rights arise in the course of my Engagement. I further agree as to all Proprietary Information or Inventions to which Rights arise in the course of my Engagement to assist the Company or any person designated by it in every proper way (but at the Company's expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries. I will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my Engagement ("Cessation of my Engagement"). I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my Engagement and which are protectable by copyright are "works for hire" as that term is defined in the United States Copyright Act (17 USCA, Section 101).

2. Confidentiality. At all times, both during my Engagement and after the Cessation of my Engagement, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company. I recognize that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties (including Business Partners), during my Engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior

written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company consistent with the Company's agreement with such third party.

3. Noncompetition and Nonsolicitation.
(a) During my Engagement and for (i) a period equal to the remainder of the contract term, if the Cessation of my Engagement occurs during the initial two (2)-year term of my Employment Agreement with Company, as measured from the Commencement Date, or (ii) for a period of six (6) months, after the date of Cessation, whichever is greater, I will not, either directly or indirectly, either alone or in concert with others, solicit or encourage any employee of or consultant to the Company or any Business Partner to leave the Company or Business Partner or engage directly or indirectly in competition with the Company or Business Partner in the Business.

(b) Employee acknowledges that (i) the restrictions contained in this section are reasonable and necessary to protect the legitimate business interests of the Company, (ii) that the term of this obligation is reasonable in scope, and (iii) that this obligation is a material term, without which the Company would be unwilling to enter into an employer-employee relationship with the Employee.

(c) In the event of any such breach or threatened breach, Employee acknowledges that, in addition to all other remedies available at law and equity, the Company shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate.

4. Delivery of Company Property and Work Product. In the event of the Cessation of my Engagement, I will deliver to the Company all biological and chemical materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or its clients or customers, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

5. No Conflict. I represent to the best of my knowledge that my performance of all the terms of this Agreement and the performance of my duties for the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Engagement. I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

6. No Use of Confidential Information. I represent to the best of my knowledge that I have not brought and will not bring with me to the Company or use in my Engagement any materials or documents of a former employer, or any person or entity for which I have acted as an independent contractor or consultant, that are not generally available to the public, unless I have obtained written authorization from any such former employer, person or firm for their possession and use. I understand and agree that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former

employers or other persons.

7. Equitable Relief. I acknowledge that in the event of my violation or of the terms of this Agreement, I expressly agree that the Company shall be entitled to seek, in addition to damages and any other remedies provided by law, an injunction or other equitable remedy respecting such violation or continued violation by me.

8. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

9. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of New Jersey applied to contracts made and performed wholly within such state. No implied waiver of any provision within this Agreement shall arise in the absence of a waiver in writing, and no waiver with respect to a specific circumstance, event or occasion shall be construed as a continuing waiver as to similar circumstances, events or occasions. This Agreement, together with the employment agreement (if any) between the Company and myself, contains the sole and entire agreement and understanding between the Company and myself with respect to the subject matter hereof and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and myself. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and it shall inure to the benefit of the Company and each of its successors or assigns. This Agreement shall be effective as of the first day of my being retained to render services to the Company, even if such date precedes the date I sign this Agreement.

10. Thorough Understanding of Agreement. I have read all of this Agreement and understand it completely, and by my signature below I represent that this Agreement is the only statement made by or on behalf of the Company upon which I have relied in signing this Agreement.

IN WITNESS WHEREOF, I have caused this Confidentiality, Proprietary Information and Inventions Agreement to be signed on the date written below.

DATED: 8/14/2017 Signed: DocuSigned by: Ralf Brandt
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